Exhibit 99.1

Seritage Growth Properties Provides Tenant Activity Update

New York, NY – June 4, 2020 – Seritage Growth Properties (NYSE: SRG) (the “Company”), a national owner of 203 retail and mixed-use properties totaling approximately 32.2 million square feet, today provided an update related to its master lease (the Holdco Master Lease) with Transform Holdco LLC (“Sears”) and other tenant activity in light of the COVID-19 pandemic.

On June 3, 2020, the Company entered into an amendment to the Holdco Master Lease which includes the remaining 17 Sears and Kmart stores in the Company’s wholly-owned portfolio.  Pursuant to the amendment:

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The Company will terminate the Holdco Master Lease at 12 stores, each of which Sears has the right to terminate without penalty on March 1, 2021 under the terms of the Holdco Master Lease, in return for a termination payment of $5.3 million payable upon the earlier of the completion of going-out-of-business sales or September 30, 2020; and

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The Company will allow Sears to defer 100% of base rent at five stores for six months (April 2020 through September 2020) with the deferred rent payable over a 12-month period beginning October 2020.  Sears will continue to pay all other additional rent (representing real estate taxes, utilities, common area maintenance and other property operating expenses) during the deferral period.

Also, as of June 3, 2020:

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224 of the Company’s 280 in-place tenants, or approximately 80% of such tenants, were open and/or operating, including 171 stores that were fully open and 53 stores that were open for pick-up and/or delivery.

•	The Company had collected April rental income representing 65% of contractual amounts, and agreed to defer an additional 6%, from tenants other than Sears.
•	The Company had collected May rental income representing 52% of contractual amounts, and agreed to defer an additional 6%, from tenants other than Sears.

In addition, as of June 3, 2020, the Company had completed the sale of ten assets representing $105 million of gross proceeds year to date, including six assets for gross proceeds of $45 million during the second quarter.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the company’s control, which may cause actual results to differ significantly from those expressed in any forward-looking statement. Factors that could cause or contribute to such differences include, but are not limited to: our historical exposure to Sears Holdings and the effects of its previously announced bankruptcy filing; the litigation filed against us and other defendants in the Sears Holdings adversarial proceeding pending in bankruptcy court; Holdco’s termination and other rights under its master lease with us; competition in the real estate and retail industries; risks relating to our recapture and redevelopment activities; contingencies to the commencement of rent under leases; the terms of our indebtedness; restrictions with which we are required to comply in order to maintain REIT status and other legal requirements to which we are subject; failure to achieve expected occupancy and/or rent levels within the projected time frame or at all; the impact of ongoing negative operating cash flow on our ability to fund operations and ongoing development; our ability to access or obtain sufficient sources of financing to fund our liquidity needs; our relatively limited history as an operating company; and the impact of the COVID-19 pandemic on the business of our tenants and our business, income, cash flow, results of operations, financial condition, liquidity, prospects, ability to service our debt obligations and our ability to pay dividends and other distributions to our shareholders.  For additional discussion of these and other applicable risks, assumptions and uncertainties, see the “Risk Factors” and forward-looking statement disclosure contained in our filings with the Securities and Exchange Commission, including the risk factors relating to Sears Holdings and Holdco.  While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially.  We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

About Seritage Growth Properties

Seritage Growth Properties is a publicly-traded, self-administered and self-managed REIT with 175 wholly-owned properties and 28 joint venture properties totaling approximately 32.2 million square feet of space across 44 states and Puerto Rico.  The Company was formed to unlock the underlying real estate value of a high-quality retail portfolio it acquired from Sears Holdings in July 2015.  The Company’s mission is to create and own revitalized shopping, dining, entertainment and mixed-use destinations that provide enriched experiences for consumers and local communities, and create long-term value for our shareholders.

Contact

Seritage Growth Properties

646-277-1268

IR@Seritage.com

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